Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated September 11, 2024, relating to the consolidated financial statements of Quantum Computing Inc, which appears in the Amendment No. 1 to the Annual Report on Form 10-K of Quantum Computing Inc for the year ended December 31, 2023. We also consent to the refence to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

December 19, 2024